FOR IMMEDIATE RELEASE 34WM-101696


                        THE McGRAW-HILL COMPANIES REPORTS
                     8.2% INCREASE IN THIRD QUARTER EARNINGS

                       COMPLETES EXCHANGE OF SHEPARD'S FOR
                       TIMES MIRROR HIGHER EDUCATION GROUP

                ACQUISITION ESTABLISHES THE MCGRAW-HILL COMPANIES
                     AS WORLD'S LARGEST EDUCATIONAL PUBLISHER


         NEW YORK, N.Y., OCTOBER 16, 1996  -- The McGraw-Hill Companies

         (NYSE: MHP) today reported that net income for the third quar-

         ter increased by 8.2% to $114.5 million while revenue grew 4.9%

         to $949 million.  Earnings per share were $1.15 compared to

         $1.06 for the same period last year.


                   For the first nine months, net income grew 8.8% to

         $187.9 million.  Revenue for the period was $2.2 billion, an increase of 2.7%.  Earnings per share for the first nine months were $1.88 versus $1.73 for the comparable period a year ago.


                   The McGraw-Hill Companies also announced the comple-

         tion of the exchange of its Shepard's/McGraw-Hill legal pub-

         lishing unit for the Times Mirror Higher Education Group and other consideration, including an undisclosed amount of cash.


                   THIRD QUARTER RESULTS:  "Keys to our third quarter

         were the strong performance of Financial Services and good re-

         sults in the school market despite an off-adoption year," said







         Joseph L. Dionne, chairman and chief executive officer of The

         McGraw-Hill Companies.


                   EDUCATION AND PROFESSIONAL PUBLISHING:  "Operating

         profit increased 4.9% on a revenue gain of 5.4% in this segment for the third quarter.


                   "Although comparisons were difficult after an out-

         standing 1995 adoption year in the school market, our

         elementary-high school operations still produced gains this year. We had outstanding results in the secondary school and supplemental markets, showing strength in both the open ter-

         ritories and in adoption states.  We were also encouraged by the early sales of our new basal reading program, Spotlight on

         Literacy, in the open territories.  Spotlight on Literacy is currently up for adoption in California, which may spend as much as $300 million on new reading programs starting in 1997.


                   "We also benefited from continuing improvement in our

         college division, which had strength in the front and back lists and in Primis Custom Publishing sales.


                   "In international markets, we had excellent results

         in Spain with a major new program for secondary schools, but improvement there and in Asia could not offset the slow pace of recovery in Mexico.  As a result, total international sales were flat for the third quarter and profits declined.  Without



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         the shortfall in Mexico, total international sales and profits would have been ahead of last year for the third quarter.

         There was also softness in professional book operations.


                   FINANCIAL SERVICES:  "Global growth, new products and

         a strong market for asset-backed securities contributed to the

         10.9% increase in operating profits on a 8.2% gain in revenue for this segment in the third quarter.


                   "Standard & Poor's Ratings Services showed strength

         across its entire product lineup.  International and structured finance businesses were particularly strong.  Other factors were the increased issuance of high yield corporate debt, im-

         proved share in the public finance market and gains in the in-

         surance ratings business both here and abroad.


                   "Our around-the-clock global information businesses

         continued to produce growth at Standard & Poor's Financial In-

         formation Services.  Platt's, our commodities information ser-

         vice in the energy market, and MMS International, which pro-

         vides analysis and information for global debt and currency markets, both grew over third-party networks.  But there was softness in the secondary municipal market and at DRI.


                   INFORMATION AND MEDIA SERVICES:  "Revenue advanced by

         less than 1% and operating profits declined by 17.3% in this segment for the third quarter.











                   "Improved results at Business Week, Aviation Week and

         our healthcare publications could not overcome the shortfalls at BYTE and LAN Times, our computer and communications publica-

         tions, Broadcasting and in the Construction Information Group.


                   "Revenue improved for the Construction Information

         Group, but development and marketing costs for launching the windows version of Dodge DataLine and weakness in the construc-

         tion publications contributed to a drop in operating profits.

         "Despite stronger than expected political advertising, the

         Broadcasting Company's revenue and operating profits declined,

         reflecting competition from the Summer Olympics on a rival net-

         work.


                   "Business Week's revenue and profits both grew, pri-

         marily driven by improvements in circulation revenue.


                   THE OUTLOOK:  "There are signs of improvement in our

         construction information group and some of our key advertising-

         based businesses for the fourth quarter.  Political advertising is strengthening at our television stations and momentum is starting to build at Business Week.  Financial Services contin-

         ues to show strength.  Excluding the impact of the swap for the

         Times Mirror properties, we believe we will achieve our growth objectives for the year.












                   "The exchange of the Shepard's/McGraw-Hill legal pub-

         lishing unit for the Times Mirror Higher Education Group will be a factor in the fourth quarter.  We expect a pre-tax gain,

         net of one-time charges, of more than $300 million.  Dilution in fourth quarter earnings is estimated to be five-to-seven cents per share, excluding one-time charges, due to the typical seasonal decline in higher education business' earnings and the timing of integration savings.


                   "The acquisition of the Times Mirror Higher Education

         Group makes The McGraw-Hill Companies the world's largest edu-

         cational publisher and the leader in 12 higher education disci-

         plines, including accounting, economics, finance, biology and psychology.  The new product lineup significantly increases our sales opportunities overseas where The McGraw-Hill Companies already has a significant presence."


                   "The new acquisition represents another step in our

         strategy of building on our strength in global publishing,"

         said Harold McGraw III, president and chief operating officer of The McGraw-Hill Companies.  "There is very little product overlap, and we will gain some significant operating efficien-

         cies by integrating the Times Mirror Higher Education Group with our own operations."














                   The acquisition involves approximately 1,000 employ-

         ees mainly located in Dubuque, Iowa, Madison, Wis., Burr Ridge,

         Ill., St. Louis, Mo., and Guilford, Conn.


                   The five Times Mirror Higher Education business units

         that have been acquired --Richard D. Irwin, William C. Brown,

         Brown & Benchmark, Irwin Professional Publishing and Mosby Col-

         lege -- will become part of The McGraw-Hill CompaniesO new

         Higher Education and Consumer Group, headed by Robert E. Evan-

         son.  The William C. Brown printing operation was sold to Que-

         becor Printing (USA) Corp.


                   The McGraw-Hill Companies is a leading information

         services provider, meeting worldwide needs in education, busi-

         ness, finance, the professions and government. Founded in 1888,

         the Corporation today provides information and analysis in mul-

         tiple media through its rich portfolio of valuable brands.

         Sales in 1995 exceeded $2.9 billion.

                                       # # #

         Contact:

         Steven H. Weiss                    Michelle Marin
         Senior Director,                   The McGraw-Hill Companies
         Corporate Communications           212/512-3498 (office)
         The McGraw-Hill Companies          212/534-6384 (home)
         212/512-2247 (office)
         212/580-2565 (home)
         weissh@mcgraw-hill.com (e-mail)







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